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                                                                    EXHIBIT 4.9


                                OPTION AGREEMENT
                                  (Directors)


         THIS AGREEMENT is made and entered into as of this 1st day of April, 1996, by and between Wachovia Corporation ("Wachovia"), a corporation organized and existing under the laws of the State of North Carolina and Harold C. Johnson, Sr. ("Option Holder").

                              W I T N E S S E T H:

         WHEREAS, Option Holder holds a warrant (the "Warrant") to purchase 15,000 shares of common stock of The First National Bankshares of Henry County, Inc. ("First National") pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of December 21, 1990, between Option Holder and First National;

         WHEREAS, Wachovia and First National are parties to an Agreement and Plan of Merger (the "Agreement"), dated November 22, 1995, providing for Wachovia's acquisition of First National;

         WHEREAS, Section 3.1(c) of the Agreement provides that Option Holder's Warrant will be converted into an option (the "Option") to purchase Wachovia common stock (the "Common Stock") at an option price of $24.85 based upon a fixed exchange rate of 0.4024; and

         WHEREAS, the Option granted by this Option Agreement is in exchange for and in cancellation of the Warrant.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option. Subject to the terms, restrictions, limitations and conditions stated herein, Wachovia hereby grants to Option Holder the Option to purchase all or any part of an aggregate of 6,036 shares of the Common Stock of Wachovia.

         2. Term. The Option may be exercised in whole, or from time to time in part, at any time from the date hereof until 5:00 p.m. Eastern time on December 21, 2000 (the "Expiration Time").

         3. Purchase Price. The price per share to be paid by Option Holder for the shares of Common Stock subject to this Option shall be $24.85, subject to adjustment as set forth in Section 6 and Section 7 hereof (such price, as adjusted, is hereinafter called the "Purchase Price").
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         4.      Exercise of Option.  The Option may be exercised by Option
Holder by delivery to Wachovia, at the address of Wachovia set forth under
Section 11(a) hereof or such other address as Wachovia advises Option Holder pursuant to Section 11(a) hereof, of the following:

                 (a) Written notice of exercise specifying the number of shares of Common Stock with respect to which the Option is being exercised; and

                 (b) A cashier's or certified check payable to Wachovia for the full amount of the aggregate Purchase Price for the number of shares as to which the Option is being exercised.

         5.      Issuance of Shares.  Upon receipt of the items set forth in
Section 4, and subject to the terms hereof, Wachovia shall cause to be delivered to Option Holder stock certificates for the number of shares specified in the notice to exercise, such shares to be registered in the name of Option Holder. Notwithstanding the foregoing, Wachovia shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon exercise of the Option or any portion thereof prior to the fulfillment of the following conditions:

                 (a) The admission of such shares for listing on all stock exchanges on which the Common Stock is then listed;

                 (b) The completion of any registration or other qualification of such shares which Wachovia shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

                 (c) The obtaining of any approval or other clearance from any federal or state governmental agency or body which Wachovia shall determine to be necessary or advisable; and

                 (d) The lapse of such reasonable period of time following the exercise of the Option as Wachovia from time to time may establish for reasons of administrative convenience.

                 Wachovia shall have no obligation to obtain the fulfillment of these conditions; provided, however, that Option Holder shall have one full calendar year after these conditions have been fulfilled to exercise his or her Option granted herein, notwithstanding any other provision herein.

         6.      Antidilution, Etc.

                 (a) If prior to the Expiration Time, Wachovia shall subdivide its outstanding shares of Common Stock into a greater number of shares, or declare and pay a dividend on its Common Stock payable in additional shares of its Common Stock, the Purchase Price as then in effect shall be proportionately reduced, and the number of shares of Common Stock then subject to exercise under the Option (and not previously exercised) shall be proportionately increased.

                 (b) If prior to the Expiration Time, Wachovia shall combine its outstanding shares of the Common Stock into a smaller number of shares, the Purchase Price, as then in effect, shall





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be proportionately increased, and the number of shares of Common Stock then subject to exercise under the Option (and not previously exercised) shall be proportionately reduced.

         7. Reorganization, Reclassification, Consolidation or Merger. If prior to the Expiration Time, there shall be any reorganization or reclassification of the Common Stock of Wachovia (other than a subdivision or combination of shares provided for in Section 6 hereof), or any consolidation or merger of Wachovia with another entity, the Option Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of Wachovia or of the successor entity (or its parent company) resulting from such consolidation or merger, as the case may be, to which a holder of the Common Stock of Wachovia, deliverable upon the exercise of this Option, would have been entitled upon such reorganization, reclassification, consolidation or merger; and in any case, appropriate adjustment (as determined by agreement of the Option Holder and the Board of Directors of Wachovia) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Option Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of this Option) shall thereafter be applicable, as nearly as may be reasonably practicable, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

         8. Notice of Adjustments. Upon any adjustment of the Purchase Price and any increase or decrease in the number of shares of Common Stock purchasable upon the exercise of this Option, Wachovia, within thirty (30) days thereafter, shall give written notice thereof to the Option Holder at the address set forth under Section 11(a) hereof or such other address as Option Holder may advise Wachovia pursuant to Section 11(a) hereof, which notice shall state the Purchase Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of this Option, setting forth in reasonable detail the method of calculation of each.

         9.      Transfer and Assignment.

                 (a) Neither this Option nor any rights hereunder are assignable or transferable by Option Holder otherwise than by will or under the laws of descent and distribution, and during the Option Holder's lifetime this Option is exercisable only by Option Holder (or by Option Holder's guardian or legal representative, should one be appointed). More particularly, but without limiting the generality of the foregoing, except as may be approved otherwise by Wachovia, this Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

                 Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof shall be null and void and without legal effect.

                 (b) Shares of Common Stock acquired by exercise of the Option granted hereby may not be transferred or sold unless the transfer is exempt from further regulatory approval or otherwise permissible under applicable law, including state and federal securities laws.





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         10.     Cancellation of First National Warrant.  Option Holder agrees that the Option granted by this Option Agreement is in exchange for and in cancellation of the Warrant to purchase First National common stock granted by the Warrant Agreement.

         11.     Miscellaneous.

                 (a) All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile transmission, or if mailed, by postage prepaid first class mail, on the third business day after mailing, to the following address (or at such other address as a party may notify the other hereunder):



                 To Wachovia:         Wachovia Corporation
                                      301 North Main Street
                                      P. O. Box 3099
                                      Winston-Salem, North Carolina 27150-3099

                                      Attention:  Kenneth W. McAllister, Esq.


                 To Option Holder:    Harold C. Johnson, Sr.
                                      215 Hawich Lane
                                      McDonough, GA 30253

                 (b) Wachovia covenants that it has reserved and will keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Common Stock to permit the exercise hereof in full.

                 (c) No holder of this Option, as such, shall be entitled to vote or receive dividends with respect to the shares of Common Stock subject hereto or be deemed to be a shareholder of Wachovia for any purpose until such Common Stock has been issued.

                 (d) This Option may be amended only by an instrument in writing executed by the party against whom enforcement of the amendment is sought.

                 (e) This Option may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                 (f) This Option shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.


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         IN WITNESS WHEREOF, Wachovia has caused this Option Agreement to be signed by its duly authorized officers and its corporate seal to be affixed hereto, and Option Holder has executed this Option Agreement under seal, all as of the day and year first above written.



                                      WACHOVIA CORPORATION

[CORPORATE SEAL]
                                      By:  /s/ Kenneth W. McAllister
                                           ----------------------------
                                           Executive Vice President and
                                             General Counsel

ATTEST:


/s/ Alice Washington Grogan
- ---------------------------
Secretary


                                      OPTION HOLDER



                                      /s/ Harold C. Johnson,  Sr.   (Seal)
                                      ---------------------------
                                      (Signature)



                                      Harold C. Johnson, Sr.
                                      ---------------------------
                                      (Print Name)






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